Exhibit 10.15

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

SERVICE LEVEL AGREEMENT

Between

Veraxa Biotech AG

Talacker 35, CH-8001 Zurich, Switzerland

- hereinafter referred to as “Veraxa” -

and

Xlife Sciences AG

Talacker 35, CH-8001 Zurich, Switzerland

- hereinafter referred to as “Xlife” -

Veraxa and Xlife are hereinafter also referred to collectively as the “Parties”.

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

1.	Preamble

Xlife is a stock corporation established under Swiss law registered in the commercial register of the Canton of Zurich with its registered office in Zurich. It focuses on the value development of promising technologies in the life sciences sector and concentrates on the early stages of company development. In doing so, it bridges the gap between research/development and the healthcare markets.

The PARTIES agree that Xlife shall provide Veraxa with administrative support, focusing on the global acquisition of external investments, the implementation of roadshows, and the implementation of capital increases. This support also includes all administrative services within the scope of Section 3 below, which Xlife shall provide to Veraxa. The provision of these services shall be fully compensated by the remuneration agreed in point 6.

Against this background, the PARTIES agree as follows:

2.	Start and Term

The AGREEMENT shall enter into force on September 1, 2022, and shall be concluded for an indefinite period.

3.	Services

Xlife shall support Veraxa in the following administrative areas in coordination with the the relevant departments of Veraxa:

●	Primary contact for existing shareholders and potential investors (global)

●	Support and implementation of capital increases (fundraising)

●	Active cooperation in the initiation and execution of trade sales at the project and company level

●	Support and participation in roadshows, events, and trade fairs

●	Management and control of the share register, coordination of settlement and paying agent

●	General support in all administrative and organizational matters

●	Taking care of secretarial work and accounting, as well as the consolidated financial statements

●	Organization and holding of general meetings

●	Support in preparing documents, presentations, and newsletters

●	Support in coordinating service providers

2/5

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

●	Scientific consulting and project management (CSO and team)

●	Support with contract management and legal and compliance issues

●	Assistance with partnering, licensing, and business development

●	Provision of the necessary office infrastructure (use of office space, IT)

4.	Duty of care and loyalty

Xlife shall perform the tasks assigned to it with due care, applying its expertise and safeguarding the interests of Veraxa.

5.	Confidentiality

a)	Xlife undertakes not to disclose, share with others or use for its own purposes any confidential information or trade secrets that become known to it as a result of the service relationship established by this AGREEMENT. This obligation shall remain in force even after termination of this agreement.

b)	Business and operational documents of any kind, including personal records on business matters and all confidential information of Veraxa, may only be used for business purposes of Xlife and must be stored carefully.

c)	Further details shall be regulated in a separate confidentiality agreement to be signed.

6.	Compensation

Veraxa shall pay Xlife a monthly flat fee for the following periods:

a)	01.09.2022 - 31.12.2022: CHF 50,000 (monthly)

b)	01.01.2023 - 31.03.2023: CHF 50,000 (monthly)

The compensation in the amount of CHF 350,000.00 owed for the period from 01.09.2022 to 31.03.2023 will be paid to Xlife in advance.

By 15.03.2023 at the latest, the scope of services and their compensation from 01.04.2023 onward will be set out in an amendment to this agreement following a joint review of the first quarter of 2023.

Any value added tax owed on these amounts will be invoiced to Veraxa at the same time.

Payment of the compensation shall be made monthly after invoicing by Xlife to a bank account to be designated by Xlife.

3/5

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

7.	Termination of the Service Relationship

The SERVICE RELATIONSHIP shall end upon termination by registered letter. A notice period of one month to the end of a month is agreed.

The rights and obligations shall continue to apply after termination of this AGREEMENT.

8.	Final provisions

This AGREEMENT constitutes the entire agreement between the PARTIES relating to the subject matter hereof and it replaces all previous verbal and written agreements or arrangements between the PARTIES.

Amendments, additions, or the cancellation of this AGREEMENT are only valid if made in writing and signed by both PARTIES.

Should any parts of this AGREEMENT be invalid, this shall not affect the validity of the remaining provisions. In this case, the relevant statutory provisions shall apply in their place.

This AGREEMENT is governed exclusively by Swiss substantive law. Place of jurisdiction is exclusively at the registered office of Xlife in Zurich, Switzerland.

4/5

This is a translation into English of the official German version of the agreement. In the event of a conflict between the English and German texts, the German text shall prevail.

VERAXA Biotech AG	Xlife Sciences AG

[sig.]	[sig.]
Dr. Christoph Antz	Carl von Halem
CEO	CFO

[sig.]	[sig.]
Oliver R. Baumann	Dr. Frank Plöger
Board member	CSO

5/5